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Exhibit 4.1

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE "ACT") OR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE BORROWER HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE BORROWER AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SECURITIES REPRESENTED HEREBY (AND ALL TRANSFERS THEREOF) ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER SET FORTH IN THE REGISTRATION RIGHTS AGREEMENT, DATED AS OF JANUARY 18, 2002, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE BORROWER. NO TRANSFER OF SUCH SHARES WILL BE MADE ON THE BOOKS OF THE BORROWER UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF SUCH AGREEMENT AND BY AN AGREEMENT OF THE TRANSFEREE TO BE BOUND BY THE RESTRICTIONS SET FORTH THEREIN. ANY ATTEMPTED TRANSFER OF THESE SHARES IN VIOLATION OF SUCH REGISTRATION RIGHTS AGREEMENT SHALL BE NULL AND VOID AND HAVE NO FORCE OR EFFECT.

FORM OF CONVERTIBLE PROMISSORY NOTE

$	Date January 18, 2002

        FOR VALUE RECEIVED, the undersigned, US SEARCH.com Inc., a Delaware corporation ("Borrower"), promises to pay to                        ., ("Holder"), the principal sum of $                        with interest from the date hereof, at the rate of 8.0% per annum on the unpaid balance, until paid or until default, both principal and interest being payable in lawful money of the United States of America, at                        , or at such place as the Holder may designate in writing.

  1.
  Term. Subject to Section 2 below, the principal and interest shall be due and payable as follows:

  (a)
  The entire unpaid principal and interest shall be due and payable on January 17, 2003 (the "Due Date") unless this Note has been converted into shares of the Borrower's Common Stock in accordance with Section 2(a) or Section 2(c) hereof; and

  (b)
  Interest shall be due and payable on the Due Date. All computations of interest payable hereunder shall be on the basis of a 360-day year and actual days elapsed in the period of which such interest is payable.

  2.
  Conversion.

  (a)
  Subject to subsections (b) and (c) below, promptly following the date on which the Borrower shall have received either (i) approval from its stockholders of the financing transactions contemplated by the Purchase Agreement dated January 18, 2002, among the Borrower and the Purchasers named therein (the "Purchase Agreement "), or (ii) the approval of the Nasdaq National Market to the effect that the Borrower may complete the transactions contemplated by the Purchase Agreement without soliciting the approval of holders of its capital stock pursuant to MarketPlace Rule 4350(i)(1)(D)(ii), (in each case, an "Approval "), all amounts of principal and accrued but unpaid interest under this Note shall be converted into shares of the Borrower's Common Stock in accordance with the terms of this Note and the Purchase Agreement. Upon such conversion, the Holder

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      shall receive the number of shares of Common Stock calculated by dividing the amount of principal and accrued but unpaid interest due under this Note by the lower of 90% of the 10-day average closing bid price (as reported by Bloomberg) for the Borrower's Common Stock on the Nasdaq National Market prior to (A) the date of this Note or (B) December 20, 2001, or (C) the earlier of the date the Borrower receives (x) approval from its stockholders of the financing transactions contemplated by the Purchase Agreement or (y) the approval of the Nasdaq National Market to the effect that the Borrower may complete the transactions contemplated by the Purchase Agreement without soliciting the approval of holders of its capital stock pursuant to MarketPlace Rule 4350(i)(1)(D)(ii), (such earlier date is referred to hereto as the "Approval Date ").

    (b)
    Notwithstanding the provisions of clause (a) above, if (1) during the period ending 180 days after the date of this Note (the "180 Day Period "), the Holder provides written notice (a "Notice ") to the Borrower that it elects not to have this Note converted on the Approval Date and (2) the Borrower issues any security during the 180 Day Period in a public offering registered under the Securities Act of 1933, as amended (the "Securities Act "), or in a private offering to institutional accredited investors, as defined in and pursuant to Regulation D under the Securities Act, then this Note shall be convertible into any such security; provided, further, that in the case of any such public offering, the Borrower has received an opinion of counsel to the Holder, reasonably satisfactory to the Borrower, that the conversion will not adversely effect the exemption from registration under the Securities Act of the transactions contemplated by the Purchase Agreement. If the security into which this Note is converted pursuant to this clause (b) is solely a debt security, then this Note shall be converted into a debt security in a principal amount equal to all amounts of principal and accrued but unpaid interest under this Note. If the security into which this Note is converted pursuant to this clause (b) is solely common stock, then this Note shall be converted into the number of shares of such common stock calculated by dividing the amount of principal and accrued but unpaid interest under this Note by the price per share paid by the other investors for such common stock. If the security into which this Note is converted pursuant to this clause (b) is any security other than those described in the previous two sentences or is any combination of one or more types of securities, this Note shall be converted into such securities in such amounts and with such prices and other terms as the Borrower and the Holders will determine in good faith; provided that such determination does not cause the Borrower to be in violation of any agreement, law, rule or regulation applicable to the Borrower. Notwithstanding the other provisions of this clause (b) and subject to clause (c) below, this Note will convert pursuant to the terms of clause (a) above at the expiration of the 180 Day Period if it has not already been converted into other securities pursuant to this clause (b) and clause (c) below.

    (c)
    If an Approval has not occurred prior to the Due Date, then on the Due Date, all amounts of principal and accrued but unpaid interest due under this Note shall become due and payable in full; provided, however, in the event of a Change of Control (as hereinafter defined) prior to the earlier of the Approval Date or the Due Date, the Holder shall have the option to (i) demand payment of principal and accrued but unpaid interest then outstanding under this Note, (ii) convert this Note into shares of Common Stock as if an Approval had occurred on the business day that is prior to the date of closing of the Change of Control transaction or (iii) convert this Note into shares of common stock of the acquiror, if such acquiror has common stock, at 90% of the fair market value for such shares, subject to written approval of acquiror. For purposes of this subsection (c), a "Change of Control "shall be deemed to occur if (i) Borrower merges or consolidates with or into another entity such that the shareholders of Borrower prior to

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      such transaction do not or are not expected to own a majority of the voting stock of the surviving entity, (ii) Borrower sells or otherwise disposes of all or substantially all of its assets, or (iii) Borrower liquidates.

    (d)
    In no case shall fractional shares be issued upon the conversion of this Note. If any conversion would result in the issuance of a fraction of a share, the Borrower shall, in lieu of issuing any fractional share, pay the Holder a sum in cash equal to the cash value of such fraction.

  3.
  Mechanics of Conversion.

  (a)
  To convert this Note pursuant to Section 2(a) above, the Borrower shall give notice to the Holder as soon as practicable following the Approval Date and shall state therein the purchase price per share of the Common Stock. Promptly thereafter, the Holder (i) shall provide notice to the Borrower of the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued and (ii) shall surrender the Note to be converted, at the office of the Borrower, or at such other place designated by the Borrower. Such conversion shall only occur, and shall be deemed to have been made, upon the Approval Date. On or promptly after the date of conversion and subject to the Borrower having received the Note to be converted, the Borrower shall issue and deliver to or upon the order of the Holder a certificate or certificates for the number of shares of Common Stock to which the Holder shall be entitled. The provisions of this Section 3(a) are subject to Sections 2(b) and 2(c) hereof.

  (b)
  To convert this Note pursuant to Section 2(b) above, the Borrower shall give notice to the Holder not less than five business days prior to the closing of the offering and shall state therein (i) the purchase price per share of the security being offered and (ii) the terms of the security being issued and sold. Promptly thereafter, the Holder (A) shall provide notice to the Borrower of the name or names in which such holder wishes the certificate or certificates for shares of the new security to be issued, (B) shall surrender the Note to be converted, at the office of the Borrower, or at such other place designated by the Borrower and (C) shall execute each agreement relating to the security being issued as is executed by purchasers of such security generally. Such conversion shall only occur, and shall be deemed to have been made, upon the closing of the offering. On or promptly after the date of conversion and subject to the Borrower having received the Note to be converted, the Borrower shall issue and deliver to or upon the order of the Holder a certificate or certificates for the number of shares of the security to which the Holder shall be entitled. If applicable, the Holder entitled to receive the shares of the security issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares at the close of business on such date of conversion. The provisions of this Section 3(b) are subsection to Section 2(c) hereof.

  (c)
  To convert this Note pursuant to Section 2(c) above, the Borrower shall give notice to the Holder as soon as practicable prior to the consummation of a Change of Control. The Holder shall notify the Borrower within 5 days thereafter whether or not the Holder is electing to convert the Note per the terms of Section 2(c) above.

  4.
  Default. An event of default will occur upon any of the following:

  (a)
  a default when due of any payment of principal or interest hereof and such default is not cured within five business days;

  (b)
  Borrower becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due; Borrower applies for a trustee, receiver or other custodian for it or a substantial part of its property; a trustee, receiver or other custodian

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      is appointed for Borrower or for a substantial part of its property; or any bankruptcy, reorganization, debt arrangement, or other case of proceeding, is commenced in respect of Borrower;

    (c)
    a material breach by Borrower of the representations, warranties, covenants or agreements made herein or in the Purchase Agreement; or

    (d)
    any event or condition shall occur which results in the acceleration of the maturity of any debt of the Borrower in excess of $250,000; which, after written notice from the Holder, is not cured within 15 business days (other than those events described in clause (a) above); then, upon the occurrence of any such event, the Holder may, without notice, declare the unpaid principal and interest on this Note, at once due and payable, whereupon such principal, interest and other obligations shall become at once due and payable. Failure to exercise this option shall not constitute a waiver of the right to exercise the same at any other time. The principal of this Note and any part thereof, and accrued but unpaid interest, if any, shall bear interest at the rate of 10% per annum after default until paid.

  5.
  Waiver of Certain Rights. All parties to this Note, including maker and any sureties, endorsers, or guarantors hereby waive protest, presentment, notice of dishonor, and notice of acceleration of maturity and agree to continue to remain bound for the payment of principal, interest and all other sums due under this Note notwithstanding any change or changes by way of release, surrender, exchange, modification or substitution of any security for this Note or by way of any extension or extensions of time for the payment of principal and interest; and all such parties waive all and every kind of notice of such change or changes and agree that the same may be without notice or consent of any of them.

  6.
  Enforcement. Upon default the Holder may employ an attorney to enforce the Holder's rights and remedies and the maker, principal, surety, guarantor and endorsers of this Note hereby agree to pay to the Holder reasonable attorneys' fees plus all other reasonable expenses incurred by the Holder in exercising any of the Holder's rights and remedies upon default. The rights and remedies of the Holder as provided in this Note shall be cumulative and may be pursued singly, successively, or together against any other funds, property or security held by the Holder for payment or security, in the sole discretion of the holder. The failure to exercise any such right or remedy shall not be a waiver or release of such rights or remedies or the right to exercise any of them at another time.

  7.
  No Shareholder Rights. Nothing contained in this Note shall be construed as conferring upon the Holder or any other person the right to vote or to consent or to receive notice as a shareholder of the Borrower.

  8.
  Miscellaneous. The following general provisions apply:

  (a)
  This Note, and the obligations and rights of Borrower hereunder, shall be binding upon and inure to the benefit of Borrower, the Holder, and their respective heirs, personal representatives, successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Note without the prior written consent of the Holder.

  (b)
  Recourse under this Note shall be to the general unsecured assets of Borrower only and in no event to the officers, directors or shareholders of Borrower.

  (c)
  Changes in or amendments or additions to this Note may be made, or compliance with any term, covenant, agreement, condition or provision set forth herein may be omitted or

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      waived (either generally or in a particular instance and either retroactively or prospectively), upon written consent of Borrower and the Holder.

    (d)
    All payments shall be made in such coin and currency of the United States of America as at the time of payment shall be legal tender therein for the payment of public and private debts.

    (e)
    All notices, requests, consents and demands shall be made in writing and shall be mailed postage prepaid, or delivered by hand, to Borrower or to the Holder at their respective addresses set forth below or to such other address as may be furnished in writing to the other party hereto and shall be effective upon receipt:

    If to Borrower, at US SEARCH.com Inc., 5401 Beethoven Street, Los Angeles, California 90066,
    Attention: General Counsel.

    If to Holder, at                                         ,

    Attention:                         .

    (f)
    This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Delaware.

IN TESTIMONY WHEREOF, Borrower has caused this instrument to be executed in its corporate name by its Chief Executive Officer, by order of its Board of Directors first duly given, the day and year first above written.

US SEARCH.COM INC.
By:

Name:

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FORM OF CONVERTIBLE PROMISSORY NOTE